EXHIBIT 2










                     VOTING AND CONTRIBUTION AGREEMENT

                                     BY
                                    AND
                                   AMONG


                          PH CASINO RESORTS, INC.


                                    AND

                     THE STOCKHOLDERS SIGNATORY HERETO

                        DATED AS OF APRIL 17, 2000




                     VOTING AND CONTRIBUTION AGREEMENT

              VOTING AND CONTRIBUTION AGREEMENT (this "Agreement"), dated as of April 17, 2000, by and among PH Casino Resorts, Inc., a Delaware corporation (together with its assignees or designees,"PHCR"), and the other signatories hereto (together with any Additional Stockholders, the "Stockholders").

                            W I T N E S S E T H

              WHEREAS, concurrently with the execution and delivery of this Agreement, Pinnacle Entertainment, Inc., a Delaware corporation ("Pinnacle") is entering into an agreement and plan of merger, dated as of the date hereof (the "Merger Agreement"), with Pinnacle Acquisition Corporation, a Delaware corporation ("Pinnacle Acq Corp"), pursuant to which Pinnacle Acq Corp shall merge with and into Pinnacle (the "Merger"), upon the terms and conditions set forth therein;

              WHEREAS, each Stockholder severally desires that the Pinnacle Acq Corp and Pinnacle enter into the Merger Agreement;

              WHEREAS, concurrently with the execution and delivery of this Agreement, Harveys Casino Resorts, a Nevada corporation ("Harveys") is entering into an agreement and plan of merger, dated as of the date hereof (the "Harveys Merger Agreement"), with Harveys Acquisition Corporation, a Nevada corporation ("Harveys Acq Corp"), pursuant to which Harveys Acq Corp shall merge with and into Harveys (the "Harveys Merger") upon the terms and conditions set forth therein;

              WHEREAS, each Stockholder severally desires that Harveys and Harveys Acq Corp enter into the Harveys Merger Agreement;

              WHEREAS, concurrently with the execution and delivery of this Agreement, PHCR and the Stockholders are entering into a Memorandum of Understanding (the "MOU"), which sets forth certain principal terms with respect to incentive equity and other employment matters related to the Merger and the Harveys Merger;

              WHEREAS, the Stockholders own beneficially and of record and have the sole power to vote and dispose of the number of shares of common stock, par value $.10 per share, of Pinnacle ("Pinnacle Common Stock") set forth under the caption "Shares Owned," opposite their respective names on
Schedule I hereto (such shares of Pinnacle Common Stock owned by the Stockholders or acquired or otherwise received after the date hereof being the "Shares");

              WHEREAS, opposite each Stockholder's name on Schedule II under the caption "Options Owned" is (i) the number of shares of Pinnacle Common Stock acquirable pursuant to employee stock options owned by the Stockholders (the "Options") and (ii) the exercise price of each such Option (the "Exercise Price");

              WHEREAS, each Stockholder severally desires to contribute its shares of Pinnacle Common Stock to PHCR as part of a transaction that, together with the Merger and the Harveys Merger, is intended to qualify as exchanges under section 351 of the Internal Revenue Code of 1986, as amended;

              WHEREAS, as a condition to its willingness to enter into the Merger Agreement, PHCR has requested that the Stockholders enter into this Agreement; and

              WHEREAS, from time to time prior to the consummation of the Merger, additional Stockholders may be joined as signatories to this Agreement either in substitution of or in addition to, the Stockholders, in each case subject to the terms and conditions herein described.

              NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                                 ARTICLE I

                                DEFINITIONS

              SECTION 1.01. Certain capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.


                                 ARTICLE II

                             VOTING AGREEMENTS

              SECTION 2.01. Stockholder Meetings. Each Stockholder agrees that at any meeting of stockholders of Pinnacle called to vote upon the Merger or the Merger Agreement, or at any adjournment thereof, or in any other circumstances upon which a vote, consent or other approval of the stockholders of Pinnacle with respect to the Merger, the Merger Agreement or any of the other transactions contemplated thereby or hereby is sought, such Stockholder shall cause its Shares to be present for quorum purposes and to vote (or caused to be voted) its Shares in favor of the terms thereof and each of the other transactions contemplated by the Transaction and this Agreement and any actions required in furtherance thereof and hereof. Each Stockholder hereby grants to PHCR a proxy to vote all of the Shares then beneficially owned by such Stockholder as indicated in this
Section 2.01. Each Stockholder agrees that this proxy shall be irrevocable and coupled with an interest, agrees to take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to any of the Shares.

              SECTION 2.02. Competing Transaction. Subject to the provisions of Article VI, each Stockholder agrees that at any meeting of stockholders of Pinnacle, or at any adjournment thereof, or in any other circumstances upon which their vote, consent or other approval is sought, such Stockholder shall vote (or cause to be voted) its Shares against (i) any Takeover Proposal and (ii) any amendment of Pinnacle's Certificate of Incorporation or Bylaws or other proposal or transaction involving Pinnacle or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, interfere with, materially delay, frustrate, prevent or nullify or result in a breach of any covenant, representation or warranty or any other obligation or agreement of Pinnacle or any Stockholder under or with respect to, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or by this Agreement.


                                ARTICLE III

                                CONTRIBUTION

              SECTION 3.01. Contribution of Shares by Stockholders. Each Stockholder agrees that immediately prior to the effective time of the Merger (the "Effective Time"), each such Stockholder shall contribute the number of Shares listed opposite such Stockholder's name under the caption "Shares Contributed" on Schedule I hereto (and, to the extent that the Options Exchanged (as defined below) are exercised prior to the Effective Time, each such Stockholder also shall contribute such Shares received upon such exercise), to PHCR. PHCR shall issue to each contributing Stockholder, a number of shares of PHCR's Class A Common Stock, par value $.01 per share (the "PHCR Class A Common Stock"), equal to the product of (A) the Merger Consideration, (B) divided by 45.77707, (C) multiplied by .009901 (the foregoing calculation, the "Class A Conversion Ratio"), and a number of shares of PHCR's Class B Common Stock, par value $.01 per share (the "PHCR Class B Common Stock" and, together with the PHCR Class A Common Stock, the "PHCR Common Stock"), equal to the product of (A) the Merger Consideration,
(B) divided by 45.77707, (C) multiplied by .990099 (the foregoing calculation, the "Class B Conversion Ratio"), for each Share contributed.

              SECTION 3.02. Termination of Options by Stockholders. Each Stockholder agrees that immediately prior to the Effective time, the Options listed opposite such Stockholder's name under the caption "Options Exchanged" on Schedule I hereto shall be cancelled, except to the extent that the Options Exchanged are exercised prior to the Effective Time, in which case such Stockholder also shall contribute to PHCR in accordance with Section 3.01 the Shares received upon such exercise. In connection with such cancellation, PHCR shall issue to such Stockholder one or more fully vested options to acquire (i) a number of shares of PHCR Class A Common Stock equal to the number of shares of Pinnacle Common Stock issuable upon exercise of such Options, multiplied by the Class A Conversion Ratio, and (ii) a number of shares of PHCR Class B Common Stock equal to the number of shares of Pinnacle Common Stock issuable upon exercise of such Options, multiplied by the Class B Conversion Ratio, in each case subject to the restrictions set forth in an option agreement to be entered into between the parties. With respect to each Stockholder, the exercise price of each option issued to purchase PHCR Common Stock shall be set at an amount so that the aggregate value of all such options will, as of the Effective Time, be equal to (i) the product of (a) the cash amount of the Pinnacle Merger Consideration multiplied by (b) the aggregate number of Shares which may be acquired upon exercise of the Options contributed by such Stockholder, minus (ii) the aggregate Exercise Price of such Options.


                                 ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES

              SECTION 4.01. Representations and Warranties of the
Stockholders. Each of the Stockholders severally and not jointly represents and warrants to Pinnacle Acq Corp as follows:

                     (a) Power, Organization and Standing. Such Stockholder has all requisite power and authority to enter into and perform its obligations under this Agreement and, if such Stockholder is not a natural person, such Stockholder is duly organized, validly existing and in good standing under the laws of its state of organization.

                     (b) Authority and Capacity. The execution and delivery of this Agreement, and the performance by such Stockholder of its obligations hereunder, have been duly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due execution and delivery hereof by PHCR and assuming that approval of this Agreement by Pinnacle remains effective, this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

                     (c) Ownership. Such Stockholder is the record and beneficial owner of, and has good and valid title to, the number of Shares and Options listed opposite such Stockholder's name under the captions "Shares Owned" and "Options Owned," respectively on
       Schedule I hereto, free and clear of all Liens or other adverse interests (including any restrictions on the right to vote, sell or otherwise dispose of such Shares and Options). Except for this Agreement, there are no outstanding warrants, subscriptions, rights (including preemptive rights), options, calls, commitments or other agreements or Liens or other adverse interests to encumber, purchase or acquire any of the Shares or Options of such Stockholder or securities convertible into or exchangeable for the Shares of such Stockholder. Except as indicated in Schedule I, neither such Stockholder nor any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act) holds either of record or beneficially any securities, capital stock, warrants, subscriptions, rights (including preemptive rights), options, calls, commitments or other instruments of Pinnacle or any of Pinnacle's direct or indirect subsidiaries other than such Stockholder's Shares. Such Stockholder has the exclusive power to vote such Shares.

                     (d) No Conflict. The execution of this Agreement and the consummation of the transactions contemplated hereby will not require notice to, or the consent of, any party to any contract to which such Stockholder is a party or by which it is bound, or the consent, approval, order or authorization of, or the registration, declaration or filing with, any governmental authority, except for those (i) required under the HSR Act, if any; (ii) required by any Gaming Authority; and (iii) pertaining to approval by the Pinnacle Board of Directors (which the Stockholders represent has been granted). Assuming that the notices, consents and approvals referred to in the preceding sentence have been given, made or obtained and remain effective, the execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any Laws, (ii) result in a breach or violation of any provision of, constitute a default under, or result in the termination of, or an acceleration of indebtedness or creation of any Lien under, any contract to which such Stockholder is a party or by which it is bound or (iii) conflict with or violate any provision of the organizational or similar documents of such Stockholder.

                     (e) Brokers, Finders, etc. No broker, investment banker, financial advisor, finder or other person (other than fees and expenses of which are the responsibility of PHCR or Pinnacle Acq
       Corp) is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholders.

                     (f)    Investment Representations.  Each Stockholder:

                                    (i) is an "Accredited Investor," as
       such term is defined in Regulation D under the Securities Act of 1933, as amended (the "Securities Act");

                                    (ii) has had access to such financial
       and other information, and has been afforded the opportunity to ask questions of representatives of PHCR, and to receive answers to those questions, as it has deemed necessary in connection with its acquisition of PHCR Common Stock;

                                    (iii) acknowledges that the shares of
       PHCR Common Stock that will be acquired pursuant to this Agreement are being acquired in a transaction not involving any public offering within the meaning of the Securities Act, and the shares of PHCR Common Stock, have not been, and may never be, registered under the Securities Act;

                                    (iv) agrees not to offer, sell,
       transfer or otherwise dispose of the PHCR Common Stock in the absence of registration under the Securities Act unless it delivers to PHCR an opinion of counsel reasonably satisfactory to PHCR, in form and substance satisfactory to PHCR, to the effect that the proposed sale, transfer or other disposition may be effected without registration under the Securities Act and under applicable state securities and blue sky laws;

                                    (v) acknowledges that unless and until
       such PHCR Common Stock shall have been registered under the Securities Act, the certificates will bear a legend to the following effect:


THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY, IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS.

                                    (vi) has such knowledge and experience
       in financial and business matters that it is capable of evaluating the merits and risks of an acquisition of the PHCR Common Stock and is able to bear the economic risk of a loss of an investment in the PHCR Common Stock and is not acquiring any PHCR Common Stock with a view to the distribution thereof or any present intention of offering or selling any thereof in a transaction that would violate the Securities Act or the securities laws of any state or any other applicable jurisdiction; and

                                    (vii) has been advised by its own
       counsel with respect to this Agreement and the tax implications of the contributions and transactions contemplated hereby.

                     (g) Stockholders Agreement. Such Stockholder has reviewed the provisions of the Stockholders Agreement, dated as of February 2, 1999 by and among Harveys, Colony HCR Voteco LLC, a Delaware limited liability company, Colony Investors III, L.P., a Delaware limited partnership and the persons listed on Schedule A thereto (the "Colony Stockholders Agreement"), and acknowledge that such Stockholder shall enter into an agreement with substantially similar terms (except as may be specified in the MOU) on the Closing Date, by and among PHCR and the stockholders of PHCR named therein (the "Stockholders Agreement") and such Stockholder acknowledges that the PHCR Common Stock to be issued to such Stockholder pursuant to Article III hereof shall be subject to the Stockholders Agreement.

              SECTION 4.02. Representations and Warranties of PHCR. PHCR hereby represents and warrants to each of the Stockholders as follows:

                     (a) Organization, Standing and Power. PHCR is duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all requisite power and authority to enter into and perform its obligations under this Agreement.

                     (b) Capitalization. The authorized capital stock of PHCR consists of 20,000,000 shares of PHCR Class A Common Stock, 20,000,000 shares of PHCR Class B Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share ("PHCR Preferred Stock"). As of the date hereof, 1,000 shares of PHCR Class A Common Stock are issued and outstanding and no shares of PHCR Preferred Stock are issued and outstanding. Immediately following the Effective Time, the authorized capital stock of PHCR shall consist of 20,000,000 shares of PHCR Class A Common Stock, 20,000,000 shares of PHCR Class B Common Stock and 1,000,000 shares of PHCR Preferred Stock. Assuming Pinnacle Merger Consideration of $24 per share in cash, immediately following the Effective Time, 105,388 shares of PHCR Class A Common Stock, 10,538,798 shares of PHCR Class B Common Stock and no shares of PHCR Preferred Stock shall be issued and outstanding; and 11,399 shares of PHCR Class A Common Stock and 1,139,875 shares of PHCR Class B Common Stock shall be reserved for issuance upon exercise of outstanding employee stock options; provided, that such numbers do not include any shares of PHCR Class A Common Stock or PHCR Class B Common Stock which may be issued to holders of Harveys' preferred stock in lieu of accrued but unpaid dividends; provided further that such numbers shall be adjusted to take into account any adjustment in the Pinnacle Merger Consideration pursuant to Section 10.11 of the Merger Agreement.

                     (c) Authority and Capacity. The execution and delivery of this Agreement, and the performance by PHCR of its obligations hereunder, have been duly authorized by all necessary action on the part of PHCR. This Agreement has been duly executed and delivered on behalf of PHCR and, assuming the due execution and delivery hereof by the Stockholders and assuming that approval of this Agreement by Pinnacle remains effective, this Agreement constitutes a legal, valid and binding obligation of PHCR, enforceable against PHCR in accordance with its terms.

                     (d) No Conflict. The execution of this Agreement and the consummation of the transactions contemplated hereby will not require notice to, or the consent of, any party to any contract to which PHCR or any of its affiliates is a party or by which any of them is bound, or the consent, approval, order or authorization of, or the registration, declaration or filing with, any governmental authority, except for (i) those required under the HSR Act, if any,
       (ii) approvals, as necessary, by any Gaming Authority, (iii) approval by the Pinnacle Board of Directors (which the Stockholders represent has been granted); and (iv) as set forth on Schedule 3.02(c). Assuming that the notices, consents and approvals referred to in the preceding sentence have been given, made or obtained and remain effective, the execution, delivery and performance by PHCR of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any Laws, (ii) result in a breach or violation of any provision of, or constitute a default under, any contract to which PHCR is a party or by which it is bound or (iii) conflict with any provision of the certificate of incorporation or bylaws of PHCR.


                                 ARTICLE V

                                 COVENANTS

              SECTION 5.01. No Solicitation. Each Stockholder agrees that it shall not, nor shall it authorize or permit any Affiliate, agent, partner or employee of, or any investment banker, attorney or other advisor or representative of, such Stockholder to, directly or indirectly, (i) solicit or initiate, or encourage any inquiries regarding or the submission of, any Takeover Proposal (including without limitation any proposal or offer to Pinnacle's stockholders) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, a Stockholder may (A) furnish nonpublic information with respect to Pinnacle to the person who made such Takeover Proposal and (B) participate in negotiations with such person regarding such Takeover Proposal, if such Stockholder is instructed in writing to do so by the Board of Directors of Pinnacle; provided that it is understood that this Section 5.01 shall not be deemed to have been violated if in response to an unsolicited inquiry, such Stockholder states solely that he or she is subject to the limits of this Agreement and provides only public information in response to such unsolicited inquiry.

              SECTION 5.02. No Transfer; No Inconsistent Arrangements. Each Stockholder agrees that it shall not (including by way of any gift, sale, pledge or other disposition, including without limitation in connection with foreclosures by lenders secured by pledges of Shares or Options) (i) transfer, sell or pledge, encumber, assign or otherwise dispose of, or consent to the transfer or pledge of, any or all of the Shares or Options owned by it or of any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any such transfer of any such Shares or Options, or any interest therein or result in the imposition of any Lien, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to any such Shares or Options, (iv) deposit any such Shares or Options into a voting trust or enter into a voting agreement or arrangement with respect to any such Shares or Options or (v) take any action that would in any way restrict, limit or interfere or in any way be inconsistent with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

              SECTION 5.03. Further Assurances. From time to time, whether before, at, or after the Closing, each party hereto agrees to execute and deliver, or cause to be executed and delivered, such additional instruments, certificates and other documents, and to take such other action, as may be necessary or advisable in order to carry out the terms and provisions of this Agreement and the transactions contemplated hereby (including voting the Shares in favor of any such transaction) or to cause the elimination of any circumstance that would cause a condition under
Article V hereof not to be satisfied on the Closing Date.

              SECTION 5.04. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (other than fees and expenses incurred in connection with obtaining necessary gaming licenses which shall be paid by Pinnacle) shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

              SECTION 5.05. Publicity. Each Stockholder and PHCR agree that, prior to the Closing, no public release or announcement concerning this Agreement shall be issued by any such party without the prior written consent (which consent shall not be unreasonably withheld) of the other parties hereto, except as such release or announcement may be required by law (in which event the other parties hereto shall have the right to comment promptly on the form and content of the disclosure).

              SECTION 5.06. Notice of Certain Events. PHCR and each Stockholder agrees to notify each other party hereto promptly of (a) any event or condition that, with or without notice or lapse of time, would or could reasonably be expected to cause any of the representations and warranties made by such party herein to be no longer complete and accurate as of any date on or before the Closing Date, or (b) any failure, with or without notice or lapse of time, on the part of such party to comply with any of the covenants or agreements on its part contained herein at any time on or before the Closing Date.

              SECTION 5.07. R.D. Hubbard Approval Right. From the date hereof until the Effective Time or earlier termination of this Agreement, R.D. Hubbard shall have the right to reasonably approve any equity investment in, or material acquisition by, Holding, Pinnacle Acq Corp, Harveys or any of their respective subsidiaries; provided that Mr. Hubbard shall consider any request to take such actions in good faith and such approval shall not be unreasonably withheld.

              SECTION 5.08. Sale of Hubbard Shares. Immediately prior to the Effective Time, Mr. Hubbard shall sell to Pinnacle, and Pinnacle shall purchase from Mr. Hubbard, the shares of Pinnacle Common Stock owned by Mr. Hubbard on the date hereof that are not Shares Contributed (the "Hubbard Shares") for a price equal to the Pinnacle Merger Consideration (including a contingent payment right on terms substantially identical to that being received by Pinnacle's stockholders under Section 10.11 of the Merger Agreement), if any, that would be payable at the Effective Time in respect of the Hubbard Shares. Mr. Hubbard shall use commercially reasonable efforts to obtain a comparable economic and tax position with respect to the sale of the Hubbard Shares if, for any reason, PHCR does not redeem the Hubbard Shares. In connection with implementing its financing, PHCR and Pinnacle Acq Corp shall use their commercially reasonable efforts to secure elimination of covenants in Indentures governing Pinnacle's public debt and waivers from its banks under the Bank Credit Facility which would prohibit or limit Pinnacle's ability to effectuate the purchase of the Hubbard Shares as contemplated herein.


                                 ARTICLE VI

                          CONDITIONS PRECEDENT TO
                       OBLIGATIONS UNDER ARTICLE III

              SECTION 6.01. Stockholders' Conditions. The obligation of each of the Stockholders pursuant to Article III shall be subject to the satisfaction or waiver on the Closing Date of each of the following conditions precedent:

                     (a) No Injunctions or Restraints. No temporary restraining order or preliminary or permanent injunction of any court or administrative agency of competent jurisdiction prohibiting the transactions contemplated by this Agreement shall be in effect.

                     (b) No Violation of Law. The performance of the obligations of each of the Stockholders pursuant to Article III shall not constitute a violation of any Laws.

                     (c) Representations and Warranties. The
       representations and warranties of PHCR set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date an as of the date hereof, as though made on and as of the Closing Date.

                     (d) Covenants and Agreements. PHCR shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with it at or prior to the Closing Date.

                     (e) Merger Agreement. Each of the conditions to closing contained in the Merger Agreement (other than the consummation of the transactions contemplated by this Agreement) shall have been satisfied or waived.

                     (f) Certificates for PHCR Common Stock. PHCR shall have delivered to each Stockholder certificates representing shares of PHCR Common Stock, free and clear of all Liens or other adverse interests (including any restriction on the right to vote, sell or otherwise dispose of the PHCR Common Stock).

                     (g) Stockholders Agreement. PHCR shall have executed and delivered the Stockholders Agreement to the Stockholders.

                     (h) Purchase of Hubbard Shares. The Hubbard Shares shall have been redeemed by Pinnacle for an amount equal to the Pinnacle Merger Consideration (including a contingent payment right on terms substantively identical to that being received by Pinnacle's stockholders under Section 10.11 of the Merger Agreement) so that after such redemption his percentage ownership interest in Pinnacle, including any ownership arising from the exercise of stock options held by him and any other shares the ownership of which is attributed to him under section 318 of the Internal Revenue Code of 1986, as amended, is less than 80% of such percentage ownership interest prior to such redemption, or, in his good faith determination, Mr. Hubbard shall have obtained a comparable economic and tax position with respect to the sale of the Hubbard Shares.

              SECTION 6.02. PHCR's Conditions. The obligation of PHCR pursuant to Article III shall be subject to the satisfaction or waiver on the Closing Date of each of the following conditions precedent:

                     (a) No Injunctions or Restraints. No temporary restraining order or preliminary or permanent injunction of any court or administrative agency of competent jurisdiction prohibiting the transactions contemplated by this Agreement shall be in effect.

                     (b) No Violation of Law. The performance of the obligations of PHCR pursuant to Article III shall not constitute a violation of any Laws.

                     (c) Representations and Warranties. The
       representations and warranties of the Stockholders set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date.

                     (d) Covenants and Agreements. Each of the Stockholders shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with it at or prior to the Closing Date.

                     (e) Merger Agreement. Each of the conditions to closing contained in the Merger Agreement (other than the consummation of the transactions contemplated by this Agreement) shall have been satisfied or waived.

                     (f) Certificates for Shares. Each Stockholder shall have delivered to PHCR certificates representing its Shares with all necessary indorsements, free and clear of all Liens or other adverse interests (including any restriction on the right to vote, sell or otherwise dispose of such Shares).

                     (g) Stockholders Agreement. Each Stockholder shall have executed and delivered the Stockholders Agreement to PHCR.


                                ARTICLE VII

                 TERMINATION, AMENDMENT AND INDEMNIFICATION

              SECTION 7.01. Termination. This Agreement shall terminate without any further action on the part of PHCR or any of the Stockholders
(i) if the Closing has occurred, (ii) if the Merger has been consummated in accordance with the terms of the Merger Agreement, or (iii) if the Merger Agreement has been terminated in accordance with Article 9 thereunder.

              SECTION 7.02. Effect of Termination. In the event this Agreement shall have been terminated in accordance with Section 7.01 of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto, except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case each other party shall be entitled to recover all damages allowable at law and all relief available in equity, subject, however, to the limitation in
Section 9.2 of the Merger Agreement.

              SECTION 7.03. Amendment. This Agreement and the Schedules and Exhibits hereto may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto. At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracy in the representations and warranties of any other party contained herein, in any Schedule and Exhibit hereto, or in any document delivered pursuant hereto, and (c), subject to applicable law, waive compliance with any of the agreements of any other party hereto or any conditions contained herein. Any agreement on the part of any of the parties hereto to any such extension or waiver (i) shall be valid only if set forth in an instrument in writing signed and delivered on behalf of each such party, and (ii) shall not be construed as a waiver or extension of any subsequent breach or time for performance hereunder.


                                ARTICLE VIII

                               MISCELLANEOUS

              SECTION 8.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                     (a) if to PHCR, to:

                     with a copy to:

                     Skadden, Arps, Slate, Meagher & Flom LLP
                     300 South Grand Avenue, Suite 3400
                     Los Angeles, California  90071
                     Attention:  Nick P. Saggese, Esq.
                     Telephone:  213-687-5000
                     Facsimile:  213-687-5600

                     (b) if to the Stockholders, to the addresses set forth on the books and records of Pinnacle.

              SECTION 8.02. Interpretation. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The Merger Agreement and the consummation of the transactions contemplated by such Merger Agreement are transactions contemplated by this Agreement. To the extent any restriction on the activities of Pinnacle or its subsidiaries under the terms of this Agreement requires prior approval under any Gaming Law, such restriction shall be of no force or effect unless and until such approval is obtained. If any provision of this Agreement is illegal or unenforceable under any Gaming Law, such provision shall be void and of no force or effect.

              SECTION 8.03. Severability. If any provision of this Agreement or the application of any such provision shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a valid, legal and enforceable provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible or practicable under the circumstances.

              SECTION 8.04. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

              SECTION 8.05. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the MOU, the Merger Agreement, and the Schedules and Exhibits thereto, constitute the entire agreements, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of these agreements and neither this Agreement nor the Merger Agreement, is intended to confer upon any person other than the parties any rights or remedies thereunder.

              SECTION 8.06. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW AND EXCEPT THAT GAMING LAWS SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE RESPECTIVE JURISDICTIONS IN WHICH APPROVALS FROM GAMING AUTHORITIES ARE REQUIRED TO BE OBTAINED.

              SECTION 8.07. Gaming Laws. Each of the provisions of this Agreement is subject to and shall be enforced in compliance with the Gaming Laws.

              SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that PHCR may assign, in its sole discretion and without any Stockholder's consent, any of or all its rights, interests and obligations under this Agreement to any controlled affiliate of Colony Capital, Inc., but no such assignment shall relieve PHCR of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

              SECTION 8.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

              SECTION 8.10. Stockholder Capacity. Notwithstanding anything herein to the contrary, the Stockholders enter into this Agreement solely in their respective capacities as stockholders of Pinnacle. No person executing this Agreement who is or becomes a director or officer of Pinnacle shall be deemed to make any agreement herein in his or her capacity as director or officer of Pinnacle. Nothing herein shall limit or affect (a) actions taken by any Stockholder in his or her capacity as director or officer of Pinnacle or (b) the rights and remedies PHCR may have other than pursuant to this Agreement in respect of such conduct undertaken in the capacity of director or officer of Pinnacle.


                          [signature pages follow]




              IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized officers to execute this Voting and Contribution Agreement as of the date first above written.


                                    PH CASINO RESORTS, INC.


                                    By:       /s/ Charles W. Scharer
                                           -----------------------------------
                                           Name:  Charles W. Scharer
                                           Title: President



                                    STOCKHOLDERS


                                    /s/ R.D. Hubbard
                                    ------------------------------------------
                                    R. D. HUBBARD


                                    /s/ G. Michael Finnigan
                                    ------------------------------------------
                                    G. MICHAEL FINNIGAN


                                    /s/ Paul Alanis
                                    ------------------------------------------
                                    PAUL ALANIS


                                    /s/ Loren Ostrow
                                    ------------------------------------------
                                    LOREN OSTROW


                                    /s/ J. Michael Allen
                                    ------------------------------------------
                                    J. MICHAEL ALLEN


                                    /s/ Cliff Kortman
                                    ------------------------------------------
                                    CLIFF KORTMAN


                                    /s/ Bruce C. Hinckley
                                    ------------------------------------------
                                    BRUCE C. HINCKLEY


                                    /s/ Richard Delaney
                                    ------------------------------------------
                                    RICHARD DELANEY


                                    /s/ Chris Plant
                                    ------------------------------------------
                                    CHRIS PLANT


                                    /s/ Robert Callaway
                                    ------------------------------------------
                                    ROBERT CALLAWAY